Exhibit 10.11
*** Certain identified information has been omitted from this exhibit because it is both (i) not material and (ii) of the type that the Registrant treats as private or confidential. Such omitted information is indicated by brackets (“[…***…]”) in this exhibit. ***

Quality Agreement

Between

D&M Holdings Inc

and

Tymphany HK Ltd.

relating to

OEM/ODM Agreement dated 24th,Feb,2012

This QUALITY AGREEMENT (“QA Agreement”) is entered and made effective on March 27th, 2013, by and among:
(1)D&M Holdings Inc (the “Buyer”), a Japanese corporation having its principal place of business at D&M Building, 2-1 Nisshin-cho, Kawasaki-ku, Kawasaki-shi, Kanagawa, Japan; and
(2)Tymphany HK Ltd. (the “Supplier”), a corporation incorporated in Hong Kong having its principal place of business at Room 1307 - 8 Dominion Centre, 43 - 59 Queen’s Road East, Wan Chai, Hong Kong.
Either Buyer or Supplier may herein referred to as a “Party” and collectively as “Parties”.
WHEREAS:
(A)    The Parties have entered into OEM/ODM Agreement (“Agreement”) entered into between the Parties on February 24, 2012;
(B)    The Parties now wish to agree to the quality requirements as contained and provided herein, and whereas the Parties further agree that this QA Agreement shall serve as Schedule 8 of the Agreement;
(C)    The Parties specifically agrees that his QA Agreement shall be incorporated into the Agreement by this reference.
(D)    The Supplier and the Buyer are aware of their corporate social responsibility and shall aim to strengthen the competitive power of both parties;
(E)    The Supplier and the Buyer will exchange quality information and data for the purpose of continuous improvement of the quality level and shall aim for zero defect in any of the Products; and
(F)    The Supplier and the Buyer agree that this QA Agreement sets forth the quality control process for, and quality level and conditions of, the Products that are manufactured by the Supplier and purchased by the Buyer.
NOW IT IS FURTHER HEREBY AGREED as follows:
1.DEFINITIONS
1.1    All capitalized terms not otherwise defined in this QA Agreement shall have the same meaning as in the Agreement.
1.2    “AQL” means acceptable quality level described in the Item 4 of the QA Schedule.
1.3    “Epidemic Failure” means a failure due to any single cause, including without limitation, the Supplier’s workmanship, manufacturing process or component material.
1.4    “Product Specifications” means Specifications as such term is defined and given specific meaning in the Agreement.
1.5    “QA Schedule” means the schedule outlining the specific quality requirement terms, and attached hereto as QA Schedule which shall be incorporated into this Agreement by this reference.
1.6    “QC Process Chart” means a process chart to show quality control procedure established by the Supplier under this QA Agreement.
1.7    “Tools” means Tools as such term is defined and given specific meaning in the Agreement.
1.8    “Warranty Level” means the warranty provided by the Supplier regarding rate of the defective Products as set forth in items 5 of the QA Schedule.
2.QUALITY CONTROL
2.1    System: The Supplier shall establish a system of quality control throughout its manufacturing process including the following types of quality control:
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(A)    Incoming control for parts sourcing from any third party;
(B)    Manufacturing process control; and
(C)    Outgoing inspections immediately prior to each delivery of the Products.
The Supplier shall appoint its personnel responsible for quality control and draw up an implementation guideline for the quality control. The details of the appointed personnel shall be set forth in the attached QA Schedule.
2.2    Quality control records: The Supplier shall provide detailed records of the outgoing inspections for every batch of the Products delivered to the Buyer. The Supplier shall provide all quality control records to the Buyer within a reasonable time not less than 3 business days from the delivery date. The Supplier shall keep the quality control records available for the Buyer’s inspection and for a period of 10 years from the date of delivery.
2.3    Reliability: The Supplier shall set up a system for periodical testing of the Products’ reliability as described in the QA SCHEDULE and provide the Buyer with the result of such testing. The Supplier shall immediately notify to the Buyer if any failure is identified during any of the reliability tests.
2.4    QC Process Chart: The Supplier shall produce a QC Process Chart to ensure that the quality at the time of delivery and reliability of the Products are maintained. The Supplier shall provide the Buyer with a report or reports of such QC Process Chart upon request and use its best effort to improve quality control process during the term of this QA Agreement.
3.PRODUCT SPECIFICATIONS
3.1    The Product Specification shall contain, among other things, quality level and performance level of the Product. If the Product Specification does not have any such term or condition regarding the quality level and/or the performance level of the Product, such shall be separately agree to by the Parties.
4.AUDIT RIGHT AND INSPECTION BY THE BUYER
4.2    The Buyer may provide recommendations and/or guidance to improve the quality control system of the Supplier or its affiliated companies based on the findings through an inspection, audit and/or investigation.
4.3    Upon receipt by the Supplier of such recommendations and/or guidance from the Buyer, the Supplier shall devise a plan to improve its quality control system and provide such report to the Buyer for the Buyer’s approval.. Once a plan is approved by the Buyer, the Supplier shall immediately and diligently implement such plan, and periodically report the status of the implementation of such plan to the Buyer.
5.SUPPLIER’S DUTIES
5.1    Delivery: The Supplier shall only deliver those Products that successfully pass all quality and reliability tests required by the Buyer. The Supplier shall produce sufficient data and written evidence to prove that the delivered Products satisfy all quality and reliability tests. The result of outgoing inspection by the Supplier must satisfy the AQL set out in item 4 of the attached QA Schedule.
5.2    Safety Certification: The Supplier shall be responsible for obtaining any relevant safety certification at Buyers cost and comply with all safety regulations whether or not they are required in the Product Specifications.
5.3    Tools: The Supplier shall always maintain all of its Tools in a good condition in order to maintain the quality of the Products. The Supplier shall confirm and produce a report at the request of the Buyer that all Tools are maintained in a good condition.
5.4    Identification: The Supplier shall clearly mark all Products with Model name, Serial number and any other marking pursuant to the Product Specification to ensure product identification and traceability.
6.DEFECTIVE PRODUCTS
6.1    The Buyer may carry out incoming inspections of the Products and shall notify the Supplier with complaints, if any, within a reasonable period from the date of arrival of the Product at the destination.
6.2    In the event of the Buyer’s notification with complaints arising out of any defect or defects, the Buyer shall provide the Supplier with following information:
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(A)    description of defect or defects, and if available, with photographs of the Products, parts or portions affected by such defect.;
(B)    details of inspection test conducted by the Buyer and resulting test data;
(C)    number of defects; and
(D)     serial numbers.
6.3    The Supplier shall give the Buyer a written acknowledgement of receipt of any complaints within 24 hours (1 business day).
6.4    If any defect or defects are found by the Buyer or the Supplier, the Supplier shall take following actions:
(A)    immediately conduct a thorough investigation to determine the cause and factors of the defects;
(B)    take remedial actions to prevent same or similar defects recurring;
(C)    inform the Buyer regarding the remedial actions taken by the Supplier within 5 days of the defects found or reported; and
(D)    if further investigations are required to determine the cause, the Supplier must inform the Buyer how long such investigation will take and report with the findings as soon as the investigation is completed.
6.5    If any defect above the AQL is found by the Buyer during its incoming inspection, the Buyer and Supplier will work together in good faith and take either one of the following actions:
(A)    return the entire batch to the Supplier for repair (at the cost of the Supplier);
(B)    repair the defective Products by the Buyer (at the cost of the Supplier); or
(C)    destroy the entire batch (at cost of Supplier) and request refund of the entire batch to the Supplier.
6.6    If any defect above the AQL is not found during the Buyer’s incoming inspection but is later found before the sales to the market while during the warranty period, the Buyer shall conduct an investigation to determine the cause of such defects and repair such defective Products at the cost of the Buyer, however, exempting following circumstances:
(A)    the Buyer is not able to repair such defects;
(B)    the Buyer is unable to determine the cause of such defects and requires further thorough investigation to determine the cause;
(C)    the Supplier is clearly responsible for the defects.
In those circumstances, the Buyer may return the Products to the Supplier for repair (at the cost of the Supplier).
6.7    If any defect is found after the sales by the Buyer to its customers, the Buyer shall act as the window for its customers and shall be the sole window to to correspond with such customers. If an Epidemic Failure occurs, the Buyer and the Supplier shall discuss the countermeasures and the strategies including, but not limited to, responding to the customers and the market and devising and implementing plans to take preventive measures against recurrence of such Epidemic Failure. The Supplier shall be responsible for the cost of taking such countermeasures.
6.8    If any fatal defect, as termed in item 4 of the attached QA Schedule, is found as a result of an investigation and an urgent action is required by the Buyer, the Supplier shall immediately take any necessary actions and measures at its own cost [prior to sales by the Buyer to the market],
6.9    Notwithstanding the foregoing, if in case any latent defect or defects are found due to the Supplier’s fault in design, material and/or manufacturing process, the Supplier shall supply any material, parts or the Products necessitated by the Buyer and for free of any charge including, including but not limited to, costs and fees.
7.WARRANTY
7.1    The Supplier warrants that the rate of defective products shall not exceed the failure rate as set forth in the Warranty Level prescribed in item 5 of the attached QA Schedule. If the failure rate exceeds such
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Warranty Level, the Supplier shall suspend the shipment of the Products immediately, and follow Buyer’s directions regarding shipment.
The foregoing remedy of the Buyer shall be in addition to any other rights and remedies that may be available to the Buyer under the Agreement, this QA Agreement, law and/or in equity
8.PRODUCT LIABILITY
8.1    The Supplier hereby agrees to defend, indemnify (including, without limitation, court costs and reasonable fees of attorneys and other professionals) and hold harmless the Buyer, its associated companies and their respective customers of the Products, from and against any and all third party claims, demands, costs or expenses including, without limitation, reasonable attorney’s fees, judgements, liabilities or settlement amounts in connection with personal injury or property damage resulting from any defects of the Products.
8.2    Compliance with international and/or national products safety rules shall not relieve the Supplier of its liability under this Section.
8.3    If any third party claim is commenced against the Buyer or its associated companies, the Buyer agrees to give the Supplier a prompt notice in writing.
8.4    (Deleted)
9.MISCELLANEOUS PROVISIONS
9.1    Term: This QA Agreement shall commence on the date hereof and shall remain valid until whichever the later date of the effective period of the Agreement or the duration of the warranty to be provided by the Supplier to the Buyer as set forth herein.
9.2    Amendments: Each party to this QA Agreement may request amendments to this QA Agreement, but such amendments shall only be effective if agreed and made in writing, signed by all the Parties.
9.3    Regular discussion: The Parties hereby agree to meet regularly (not less than once a year) to discuss any improvement on quality control measures required for manufacturing the Product.
9.4    Good faith consultation: Any question or dispute arising out of, or in connection with, this QA Agreement or any matter not stipulated in this QA Agreement shall be settled upon consultation in good faith between the Parties.
9.5    Governing Law and Jurisdiction: This QA Agreement shall be governed by and construed in accordance with Japanese law. The Parties specifically consent to the sole and exclusive jurisdiction of the courts located in Tokyo, Japan for resolution of all disputes arising hereunder.

[Intentionally Left Blank, Signature Page to Follow]

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IN WITNESS WHEREOF, the parties have caused this QA Agreement to be executed by their duly authorized representatives in duplicate as of the date first set forth above, each of the Party retaining one copy thereof, respectively.
By: /s/ Hirofumi Ichikawa
Name: Hirofumi Ichikawa
Title: President, CSBU Design Center
for and on behalf of
D&M Holdings Inc

By: /s/ Stuart Croxford
Name: Stuart Croxford
Title: Managing Director Asia Operations
for and on behalf of Tymphany HK Ltd.

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QA SCHEDULE
1.Products
Description:    Audio/Video System
2.Quality Control
2.1    Types of out-going inspections to be carried out by the Supplier:
(A)    safety, contents and size inspections
(B)    operation and outfit inspections
(C)    packaging inspections
(D)    performance inspections
Sampling

(A)Sampling Procedure	:	According to ANSI/ASQC Z1.4
(B)Sampling Plan	:	Single
(C)Inspection Level	:	Level II
(D)Defect Classification	:	To be separately defined in the Product Specification for each model of the Products

3.Reliability Test
Unless the Parties agree otherwise in respect of a specific model of the Product, the standard reliability test of the Buyer shall apply. The Party may agree for more details in separate inspection specifications.
4.AQL: Agreed level of conformity at ex factory

Fatal failure:	[…***…]
Major failure:	[…***…]
Minor failure:	[…***…]

5.Warranty Level This is defined by the accumulated failure rate within the period described item (A), and accumulated failure rate is defined as item (B). Rejects due to manufacturing defects of modules from assigned vendors are the responsibility of Supplier and are included in the accumulated failure rate calculation. Rejects due to design related defects of modules from assigned vendors are not the responsibility of Supplier and are not included in the accumulated failure rate calculation. In the case where a design related defect is identified, Supplier will cooperate in good faith in assisting Buyer to remedy the situation
(A)Failure rate within […***…] months is […***…] and within […***…] months is […***…]
a.This failure rate is applied for any single function products, or
(B)Accumulated failure rate = Total Defect units (showing a manufacturing defect for EMS product )/(Total shipped out units)
a.Accumulate failure rate can be estimated by using certain local defective rate.
(C)The Supplier shall have the opportunity to investigate any defect to confirm whether such defect or defects are the result of the manufacturing problem. If the Supplier through its investigation finds that the defect is not the result of the manufacturing problem, then the
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Parties shall try to resolve such dispute pursuant to the terms and conditions of the then existing escalation agreements between the Parties.
6.Contact Persons
The Supplier: [Wintle Huang]

Tel:    […***…]

Fax:    […***…]

Email: […***…]

D&M Holdings Inc: [ Nobumasa Tamaoki / Mikio Nagata ]

Tel:    […***…]

Fax:    […***…]

Email:

[…***…]

[…***…]
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